Exhibit 14.2

THE MALLINCKRODT PHARMACEUTICALS GUIDE

TO BUSINESS CONDUCT

OUR VALUES

Quality, Service, Integrity

These values are timeless and speak to the essence of what we do — they’re fundamentally what we’re still about today. They are also the foundation for our Guide to Business Conduct.

GETTING STARTED

Questions to Ask Yourself

Every employee is expected to understand and comply with The Mallinckrodt Pharmaceuticals Guide to Business Conduct, as well as with those policies, practices and regulations that affect his or her job, and to report any possible violation. All reports of possible violations will be taken seriously and addressed promptly without retaliation against the persons reporting the issue.

If you are unsure of the appropriateness or ethics of any activity, ask yourself the following questions:

•	Does it comply with the law, The Mallinckrodt Pharmaceuticals Guide to Business Conduct and Mallinckrodt Pharmaceuticals’ compliance policies and procedures?

•	How would our customers, shareholders and the general public look upon this activity?

Reporting a Concern

When in doubt, ask for guidance. If you have a question, wish to discuss an individual situation or want to report a possible violation of this Guide, talk with your supervisor or your local Human Resources representative or contact:

•	A Legal Department representative;

•

Mallinckrodt Pharmaceuticals’ toll-free Integrity Hotline at (888) 696-9864(US and Canada). Directions for dialing the Integrity Hotline from Non-US countries can be found at the back of this Guide. All reports to the Integrity Hotline are handled with discretion and, if you wish, anonymously. Once your call is received, your information will be referred to the appropriate Mallinckrodt Pharmaceuticals representative and will be resolved as quickly as possible. The Company strives to handle all reports in a sensitive way, and also works to protect you from any revenge or retaliation as a result of reporting your concerns.

Duty to Report/Failure to Call

You have a duty to report suspected violations of this Guide and Mallinckrodt Policies. While you may be reluctant to “get involved,” it is important to note that failure to report potential violations can have significant consequences. You may be subject to disciplinary proceedings, including termination, for not speaking up. Confirmed violations sometimes result in disciplinary action, up to and including termination and legal prosecution, but not always. Local management or Human Resources may issue another form of discipline, which they believe best addresses a confirmed violation. As with all disciplinary matters, principles of fairness and equity are applied.

Annual Acknowledgment

You will be required to sign a statement annually that you have read and understand The Mallinckrodt Pharmaceuticals Guide to Business Conduct. This statement also requires you to confirm that you will comply with this Guide in your daily work activities.

In addition, from time to time, your manager may discuss the importance of complying with The Mallinckrodt Pharmaceuticals Guide to Business Conduct with you and your coworkers.

This information supplements any corporate/division policies related to the areas discussed in this Guide. The Mallinckrodt Pharmaceuticals Guide to Business Conduct applies to all Company locations and was written to ensure that the laws within your location have been considered. This Guide offers general guidelines only and is subject to local law. It is not intended to be all-inclusive.

EQUAL EMPLOYMENT

Providing Opportunity For All

As a company, we expect all employees to treat one another with respect and dignity.

Every employee has a unique role in making Mallinckrodt Pharmaceuticals a more inspiring and rewarding place to work. Our values are richly embedded in this commitment and are backed by many of the policies and practices outlined in this Guide.

Equal opportunity and fair treatment extend to all employees. Mallinckrodt Pharmaceuticals specifically prohibits discrimination on the basis of age, color, disability, ethnicity, marital or family status, national origin, race, religion, sex, sexual orientation, gender identity, veteran status, genetic information or any other characteristic protected by law. Mallinckrodt Pharmaceuticals is committed to prohibiting discrimination under this policy, whether or not the status is legally protected, and will take all steps necessary to ensure compliance and, where appropriate, necessary accommodations. These principles extend to all employment decisions, including:

•	Recruiting, hiring and training;

•	Promotions, pay and benefits; and

•	Transfers, workforce reductions and terminations.

All of these types of decisions are based on the individual applicant’s or employee’s qualifications as they relate to the particular job.

In addition to complying with US Equal Employment Opportunity (EEO) laws, Mallinckrodt Pharmaceuticals complies with all other applicable civil rights, human rights and environmental and labor laws.

Mallinckrodt Pharmaceuticals is committed to providing an environment that values diversity with a conscious desire to achieve understanding, respect, inclusion and continuous learning.

A Worldwide Commitment

Our values reflect our commitment to be a good global citizen and to act in a socially responsible way in the communities where we live and work – all across the globe.

To that end, we require Mallinckrodt Pharmaceuticals business units to provide clean and safe working environments and conditions, forbid child labor at our facilities and require that employees receive all benefits mandated by applicable laws. Regardless of where you work, Mallinckrodt Pharmaceuticals prohibits business units from engaging in activities that do not maintain individual dignity and respect, even if permissible under local law.

FAIR TREATMENT VIOLATIONS LOOK LIKE…

Peter, an employee whose disability requires him to use a wheelchair, is not invited to make the client presentation of the marketing campaign he has authored. The reason, he is told, is because it was felt that the client would be more comfortable with someone who is not in a wheelchair.

Beth, a customer service representative, is fired after she explains that she cannot work Friday afternoons because she honors her religious observations.

Reza is a computer analyst. Every day at noon, Reza leaves his desk and goes into the cafeteria to pray. His coworkers have complained, and Reza’s manager has told him to stop.

PERSONAL DATA PRIVACY

Building a Culture of Privacy

Mallinckrodt Pharmaceuticals respects the privacy of its employees, customers, business partners and other individuals who have entrusted their personal information to us. We are committed to handling Personal Information, as defined below, responsibly and in compliance with applicable privacy and data protection laws.

Key principles of Mallinckrodt Pharmaceuticals’ policy and practices related to the collection, use, management, storage and protection of Personal Information are that information:

•	is obtained and processed lawfully and fairly.

•	is obtained for specified and lawful purposes.

•	is adequate, relevant and not excessive for the purpose for which it is processed.

•	should be accurate and current.

•	should not be retained longer than necessary.

•	must not be processed in a way that violates the individual’s rights under applicable Data Protection Laws.

•	must be kept secure.

•	may only be transferred between companies subject to suitable contractual or other sufficient safeguards.

What is Personal Information?

Personal Information is information that either directly and clearly identifies an individual (e.g., name, employee number, personal identification number such as tax ID number or the social security number in the United States, etc.) or information that indirectly, through the combination of various pieces of information in Mallinckrodt Pharmaceuticals’ possession, identifies an individual.

This includes Personal Information held in electronic records or manual records such as paper files. The data protection rules apply to Personal Information held not only by Mallinckrodt Pharmaceuticals but also held or processed by third parties on Mallinckrodt Pharmaceuticals’ behalf.

Examples of Personal Information relevant to our business include: Employment files and databases containing contact and similar personal details of individuals.

What is Sensitive Personal Information?

The law applies additional rules to “Sensitive Personal Information,” which is Personal Information relating to racial or ethnic origin, political opinions, religious or other similar beliefs, trade union membership, physical or mental health, sexual orientation or criminal convictions. As a matter of practice, Mallinckrodt Pharmaceuticals maintains only that Sensitive Personal Information which has a business purpose and is necessary or incidental to the operation of our business or management of our employees.

How is Personal Information collected?

Mallinckrodt Pharmaceuticals collects Personal Information that is needed for customary and legitimate business purposes, such as reaching decisions about hiring, placement and promotion; providing compensation and benefits; offering training and career development; supporting other Human Resources programs and services; meeting legal, audit and insurance requirements; and ensuring compliance with Company policies.

There are several sources of Personal Information, including forms completed by employees during the job application, hiring and onboarding process, annual Human Resources and employee benefit processes and routine intercompany email communications. The collection and tracking of employee data begins with the recruitment and hiring process and continues throughout your relationship with the Company. In most cases, Personal Information is collected directly from you, but sometimes it may be collected from other parties, such as a former employer.

Personal information is also collected from external parties such as healthcare professionals who register for Mallinckrodt Pharmaceuticals sponsored events and customers who use personal credit cards to purchase Mallinckrodt Pharmaceuticals products.

IMPROPER USES OF PERSONAL INFORMATION LOOK LIKE…

Sally, a marketing manager in the US, comes up with a plan to offer products and services of external partners at a discount to employees. John, a Human Resources manager, provides her with the names and home addresses of Mallinckrodt Pharmaceuticals employees throughout the world for a mailing. Both fail to realize that marketing to employees without their consent violates privacy laws in many countries.

Rosalie wants to stay in touch with André, who left the company suddenly. She uses her access to payroll files to obtain his contact information, even though company policy restricts access to such information to legitimate business purposes.

A new Vice President of Human Resources in the US asks for data on the racial/ethnic origin of all employees for an equal employment opportunity initiative. He is not aware that some European countries prohibit employers from collecting such data.

Questions or concerns about the use or disclosure of Personal Information should be directed to local management, Mallinckrodt Pharmaceuticals’ Privacy and Data Security Officer, a Human Resources representative, a Legal Department representative, Mallinckrodt Pharmaceuticals’ Integrity Hotline at (888) 696-9864.

Mallinckrodt Pharmaceuticals uses Personal Information that it collects to support the purposes mentioned earlier in this section. We provide access to this information within the Company only to those staff who need it to carry out their designated responsibilities.

Mallinckrodt Pharmaceuticals may disclose Personal Information to third parties we engage to assist in meeting the purposes described earlier in this section (such as a payroll processor, benefits administrator, insurer, auditor or legal counsel), to meet government reporting requirements (such as reports on payroll or employment) or as requested by you (for example, to verify your employment when you apply to a bank for a loan).

Because of the global nature of our business, Personal Information may be transferred to Mallinckrodt Pharmaceuticals units or third-party agents in other countries as needed. Mallinckrodt Pharmaceuticals is committed to ensuring that appropriate safeguards are in place for such transfers.

Mallinckrodt Pharmaceuticals protects Personal Information from unauthorized access and disclosure through industry-standard data security policies and measures. We also seek to put appropriate contractual safeguards in place with all third party agents that process Personal Information on our behalf.

Mallinckrodt Pharmaceuticals allows individuals to have reasonable access to their own Personal Information and, within reasonable limits, to have any inaccurate or incomplete Personal Information corrected, amended or deleted. Employees who want to access their Personal Information should contact their site Human Resources representative.

It is the responsibility of all Mallinckrodt Pharmaceuticals employees to help ensure the appropriate use and security of Personal Information and to follow Mallinckrodt Pharmaceuticals’ data privacy and security policies.

Employees with questions or concerns about the handling of Personal Information, either their own or that of others, should contact their site Human Resources representative, a Legal Department representative, Mallinckrodt Pharmaceuticals’ Privacy and Data Security Officer, or the Integrity Hotline.

HARASSMENT-FREE AND SUBSTANCE-FREE WORKPLACE

For the Respect and Well-Being of All Employees

Promoting teamwork and excellence demands a working environment that is free from discrimination, harassment or other intimidating personal behaviors. All Mallinckrodt Pharmaceuticals facilities worldwide maintain a professional and harassment-free working environment – they are workplaces where employees act with respect for one another and for those with whom we do business.

The following behaviors are expressly prohibited:

•

Unwelcome conduct – whether verbal, physical or visual – that is based on a person’s protected status, such as race, color, religion, sex, age, national origin, citizenship status, disability, sexual orientation, gender identity, veteran status, genetic information or any other protected status;

•	Abusive language, physical aggression, deliberately causing injury to another or any disorderly conduct or malicious disturbance. This includes intimidation or harassment of others; and

•

Sexual harassment. This includes unwelcome sexual advances, requests for sexual favors as well as other physical, verbal or visual conduct based on sex, regardless of whether directed toward a person of the same or opposite sex, when:

•	Submission to the conduct is an explicit or implicit term or condition of employment; or

•	The conduct has the purpose or effect of unreasonably interfering with the individual’s work performance by creating a hostile, offensive or intimidating working environment.

In addition to covering employees, our harassment-free workplace policy extends to business associates, such as outside vendors, customers, professionals and other providers of goods or services to any Mallinckrodt Pharmaceuticals unit worldwide.

NOTE: This policy applies to both work-related settings and activities outside the workplace.

Substance abuse – whether alcohol or drug abuse – poses a serious threat to the safety, health and productivity of our organization, employees and customers. Mallinckrodt Pharmaceuticals has a drug-free and alcohol-free workplace policy that extends to locations worldwide and that applies to employees, vendors, customers and guests.

Our substance-free workplace policy prohibits:

•

The use or possession of alcohol, illegal drugs and other controlled substances in the workplace. Their presence will not be tolerated under any circumstances (with the exception of prescription medication for medical treatment); and

•	Being under the influence of alcohol, illegal drugs or any other controlled substance on the job.

Functions Involving Alcohol

There may be Company-sponsored events where management approves the serving of alcoholic beverages. In these cases, all appropriate liquor laws must be followed, including laws regarding the serving of alcohol to those under the legal drinking age. Consistent with our policy, intoxication and excessive drinking at these events are prohibited.

HARASSMENT LOOKS LIKE…

Neil has a habit of telling jokes – sex jokes, Black jokes, Polish jokes, Jewish jokes…jokes about everyone. In fact, the jokes are interchangeable. He even has sent them via email on the Company’s distribution list.

The entire team jokes about Tom being homosexual. Tom has never complained and does not seem to mind; but when Mark is assigned to work with Tom, the jokes turn on Mark. Now that Mark receives the brunt of the jokes, he tells his supervisor he wants to be reassigned. His supervisor complies with Mark’s request.

SUBSTANCE ABUSE IN THE WORKPLACE LOOKS LIKE…

Sue, a sales representative, frequently entertains customers at lunch. She regularly has two or three drinks and returns to work with a little “buzz.”

Alan keeps a bottle of liquor in his desk drawer for a little “pick-me-up” after a hard day.

Meg takes double the physician-prescribed amount of a muscle relaxant just to get through the “tough times.”

QUALITY COMPLIANCE

Maintaining the Highest Quality Standards For Our Products

As the manufacturer and distributor of pharmaceutical and healthcare products, Mallinckrodt Pharmaceuticals is responsible to maintain the highest quality standards for our products. Not complying with applicable quality policies and procedures could result in government agency action against our facilities, products or employees. More important, patients and customers who use our products rely on us to ensure products and services comply with all relevant quality standards. Everyone who works at Mallinckrodt Pharmaceuticals plays a role in achieving Quality Compliance and is accountable to regulatory agencies, customers and patients. The quality of the products and of the services we provide is our top priority. We provide our employees with the structure, systems, resources, materials, equipment, tools, training, motivation and rewards to enable achievement of this mission. By uniting as a team, sharing and aligning our goals, acting always with a sense of urgency and focusing on the best interests of our customers and patients at all times, we will ensure that we are individually and collectively successful.

Responsibility to Report Quality Noncompliance

We all have the responsibility to address any noncompliance, no matter how insignificant. It is fundamental to ensuring Mallinckrodt Pharmaceuticals’ product quality that our employees swiftly recognize any compliance gap and correct the issue. You must not hesitate to notify your supervisor, quality professional or other appropriate individual immediately in the event a situation occurs that is unsafe or that does not comply with our quality policies or procedures, or that could adversely affect our products. Everyone at Mallinckrodt Pharmaceuticals has the responsibility to communicate events or issues that might lead to a potential quality issue so that we can work to prevent any quality issues from occurring.

QUALITY NONCOMPLIANCE LOOKS LIKE…

When reviewing the work that was performed yesterday, Kathy, a supervisor, noted that the work was not signed and dated. When Kathy notified Eric, the technician, he wrote in the previous day’s date without any explanation.

John is an operator in an area that requires gowning. He does not properly wear a beard guard because this makes it uncomfortable to talk to coworkers.

Kelly noticed that her data entry on the quality inspection form was mostly unreadable because the form was wet. She scribbled out the entry and the data was re-entered.

These are just some examples of quality noncompliance. If you experience or witness any other quality compliance issues, you may also contact your local Human Resources or Legal department representative, or call the Integrity Hotline at (888) 696-9864(US), (non-US phone numbers for the Integrity Hotline can be found at the back of this Guide).

HEALTH, SAFETY AND THE ENVIRONMENT

Making Workplace Safety a Priority

Having a safe workplace is one of the most important benefits we offer to our employees and their families. At Mallinckrodt Pharmaceuticals, we are committed to ensuring a safe working environment for all employees. We do this by following strict safety and health rules and practices, including:

•	Reporting near misses so they can be investigated and corrected before anyone is injured;

•	Wearing the appropriate personal protective equipment and exposure monitoring equipment to preclude injury and illness;

•	Rigorously adhering to the established safety procedures, avoiding shortcuts and keeping the work area clean and safe;

•	Requiring every Mallinckrodt Pharmaceuticals business to have an active safety program that is strongly supported by its management team;

•	Prohibiting the possession of weapons and other dangerous devices by Mallinckrodt Pharmaceuticals employees, contractors, vendors and visitors at all times on the Company’s or customers’ property; and

•

Not tolerating any threats of harm – either direct or indirect – or any conduct that harasses, disrupts or interferes with another employee’s work or performance or that creates an intimidating, hostile work environment.

While compliance with all applicable laws, regulations and record-keeping requirements is mandatory, Mallinckrodt Pharmaceuticals seeks to exceed the minimum legal standards. It is our goal to avoid all injuries and to be recognized as an industry leader in safety.

A Word About The Environment

Mallinckrodt Pharmaceuticals conducts its worldwide operations in a manner that both conserves and protects natural resources and the environment. All Mallinckrodt Pharmaceuticals entities conduct their operations in compliance with applicable environmental laws and regulations in the jurisdictions where we do business. We practice product stewardship to fulfill our responsibility to ensure a sustainable environment for future generations.

Mallinckrodt Pharmaceuticals’ Cardinal EHS Rules

1.	No employee is to engage in an at-risk behavior which shows a blatant disregard of one’s own safety or the safety of another.

2.	Employees are not to remove guards or other safety devices including bypassing a “critical” safety or environmental interlock/control without proper authorization.

3.	Employees must comply with environmental permits and plant procedures to prevent an unauthorized environmental release.

4.	Employees are required to obtain a work permit and comply with the terms of a work permit or applicable procedures under the scope of a Lock Out, Fall Protection, Confined Space, Hot Work, Line Break or live electrical work.

If you become aware of any actual or potential safety or environmental hazard, or if you have a safety concern, immediately notify your supervisor, unit manager or your EHS Division Representative.

You may also contact your local Human Resources or Legal department representative, or call the Mallinckrodt Pharmaceuticals Integrity Hotline at (888) 696-9864(US) (non-US phone numbers for the Integrity Hotline can be found at the back of this Guide).

UNSAFE BEHAVIOR RELATED TO HEALTH, SAFETY AND ENVIRONMENTAL ISSUES LOOKS LIKE…

In order to save time, Ed attempts to clear a machine jam by reaching under a barrier guard rather than performing the required lock out, and suffers a fractured finger.

Anne, the maintenance manager, instructs her staff to pour used machine oil down the drain on the loading dock since the collection drum is too full.

Henry, the production operator, acknowledges an automated alarm and places the process in manual hold to go to his break, resulting in a ruptured disk failure that releases toxic emissions directly into the atmosphere.

Mary climbs on a chair to reach a heavy procedures manual from the top of a bookcase and falls, resulting in pain to her ribs. She did not report the injury and is later hospitalized for broken bones and a lacerated lung, missing a week of work.

Dave, the plant manager, signs an environmental certification for a new process, without taking the time to ensure all of the air emissions have been measured and reported accurately, then tries to cover his actions when an agency inspector comes to the plant.

POLITICAL ACTIVITIES

A Personal Matter

While Mallinckrodt Pharmaceuticals encourages employees to be informed voters and involve themselves in the political process, such participation is voluntary and must be made on personal time. In addition:

•

Employees may not make any contribution of Company funds, property or services to any political candidate, party or committee without the prior approval of a Mallinckrodt Pharmaceuticals Legal Department representative;

•	Employees may not pressure other employees to make political contributions or to participate in support of a political party or candidate;

•

Cooperating with or participating in political or economic boycotts is illegal in some countries and may be subject to civil and criminal penalties. Employees who wish to participate in or support a boycott must first consult with a Mallinckrodt Pharmaceuticals Legal Department representative;

•

Mallinckrodt Pharmaceuticals employees must comply with all national, state and local laws regulating participation in political affairs. This includes contributions to political parties, national political committees and individual candidates, which require Legal Department or Global Government Affairs office approval if paid by or on behalf of the Company;

•	If you are contacted by a state or federal official regarding a political matter please consult with the Government Affairs office; and

•	If you have any questions about the policy, please consult with the Legal Department or the Government Affairs office.

INAPPROPRIATE POLITICAL ACTIVITY IN THE WORKPLACE LOOKS LIKE…

Kathy distributes flyers, sponsoring a political candidate running for local council, in the cafeteria at work.

Ralph, a team leader, uses company email to solicit support for his cousin who is running for state representative.

Ron distributes ticket purchase forms for a customer’s favorite political fundraiser.

CONFLICTS OF INTEREST

Know Where Your Loyalties Lie

As a Mallinckrodt Pharmaceuticals employee, you make business decisions every day. It is important that each decision, and any related action, be based on the needs of the Company – and not on personal interests or relationships.

Every day, each of us works with suppliers, distributors, customers, consumers and others who do business with Mallinckrodt Pharmaceuticals. It is essential that you avoid even the appearance of conflicts of personal interest with those of the corporation.

For purposes of this policy, a conflict of interest is any interest that conflicts with the purpose, policies or operations of your service with Mallinckrodt Pharmaceuticals. The appearance of a conflict is what a reasonable person might view as a potential conflict. Conflicts apply equally to business relationships and personal activities.

Mallinckrodt Pharmaceuticals requires employees to provide notice of an actual or potential conflict of interest as circumstances require. Notice should be given by completing the conflicts of interest form available online or from Human Resources.

Other Business or Financial Interests

Conflicts of interest do not end when you leave the office. You must manage all business relationships that you may have with your Mallinckrodt Pharmaceuticals responsibilities in mind. Even outside the office, always avoid any situations that might lead to a conflict – or the appearance of a conflict – between yourself and your work at Mallinckrodt Pharmaceuticals.

In addition, if you or a close relative has any significant financial interest in a Mallinckrodt Pharmaceuticals supplier, customer, consultant or competitor, you must notify your local Human Resources or Legal department representative and complete a conflict of interest disclosure form. Close relative includes your spouse/domestic partner, as well as your and your spouse’s/domestic partner’s parents, siblings, children, grand-children, grandparents, aunts, uncles, cousins, nephews, nieces or any individual with whom an employee has a close personal relationship that may create an actual or implied conflict of interest. The Company will work with you to determine the appropriate course of action.

Involvement in Other Organizations

If you serve as a director, an officer or a consultant with any company that does business with Mallinckrodt Pharmaceuticals, you must notify your local Human Resources representative. This policy includes volunteer positions (e.g., positions that are unpaid).

CONFLICTS OF INTEREST LOOK LIKE…

A senior executive is also on the board of directors of a corporation that supplies Mallinckrodt Pharmaceuticals with services. The executive has not made it known to Mallinckrodt Pharmaceuticals that he is on the other company’s board.

Ernest is a sales representative. He creates a new company to distribute pharmaceutical products and solicits a doctor who works at a hospital, that is also a customer of the company, to be a co-owner of the distributor.

Dwayne is an employee whose sister operates a vending machine company. He learns that his plant will soon be choosing a new vending service. Dwayne gives his sister the terms of the best proposal received so far. She then submits a better proposal on behalf of her company.

Maria, a supervisor, is responsible for filling an open position in her department. Maria’s cousin is well qualified and looking for a job. Instead of turning the hiring decision over to her manager, Maria hires her cousin as her direct report.

Fred is a plant procurement manager. He outsources some work to a vendor he knows although the plant’s internal staff is capable of doing the work.

GIFTS

Appropriate Giving and Receiving

It is inadvisable to give to or to accept any gifts from anyone with whom Mallinckrodt Pharmaceuticals does business. Giving or accepting a gift can create the appearance of a conflict of interest. It could be suggested or inferred that the gift-giver might receive favorable or preferential treatment – such as purchase orders or better prices, terms or conditions of sale.

This guideline extends to vendors, suppliers and customers, as well as entities or individuals doing or seeking to do business with any Mallinckrodt Pharmaceuticals entity. For details about our policies on gift giving regarding customers and healthcare professionals, please see Mallinckrodt Pharmaceuticals’ Comprehensive Compliance Program or consult with your Legal Department representative.

•	Acceptable gifts must not have a value greater than US$50 and should be infrequent and unconditional.

•	Giving and accepting business or non-business entertainment is generally prohibited.

Avoid Corruption and Bribery

Employees should familiarize themselves with the Company’s Global Foreign Corrupt Practices Act and Anti-Bribery Policy. Employees must not offer, give, solicit or accept bribes, kickbacks, either in cash or in the form of any other item or service of value. In addition to cash payments, bribes and kickbacks may include unexplained rebates and payments for advertising or other disguised allowances or expenses.

Business Relationships

It is important that all relationships with suppliers, customers and other parties be based on lawful, efficient and fair business practices. Reasonable business expenditures, in the form of meals are allowed. Such expenditures must always be handled in an appropriate and lawful manner and in accordance with Company policy.

Doing Business with Government Organizations

The sale of goods and services to government organizations is heavily regulated. Mallinckrodt Pharmaceuticals employees involved in sales to governmental customers must take the necessary steps to ensure that all government-related transactions and relationships comply with applicable laws and regulations, including the provision of gifts.

Interactions with Healthcare Professionals

Mallinckrodt Pharmaceuticals has adopted policies and procedures related to gifts, entertainment and sponsorships for healthcare professionals. These policies and procedures are consistent with the AdvaMed and PhRMA codes of conduct, US anti-kickback statutes as well as other global industry codes of conduct and laws. You are responsible for understanding Mallinckrodt Pharmaceuticals’ policies and procedures in this area. Please contact a Legal Department representative with any questions.

Anti-Bribery Laws and the Foreign Corrupt Practices Act

Mallinckrodt Pharmaceuticals complies with all applicable laws including the US Foreign Corrupt Practices Act and those governing conduct regarding government officials, foreign or domestic, elected or appointed, and laws dealing with lobbying, gifts, contributions and bribery.

The US Foreign Corrupt Practices Act applies to all Company employees everywhere in the world, regardless of their nationality or where they reside. In addition to any local, national anti-bribery laws, this Act prohibits employees from bribing any government official or political party – regardless of nationality or local custom – to secure any concession, contract or favorable treatment for Mallinckrodt Pharmaceuticals or the employee. Bribes may include inappropriate gifts, kickbacks or unlawful payments.

BRIBES AND INAPPROPRIATE GIFTS LOOK LIKE…

Clive, a project manager, is waiting for a permit for the expansion at his facility. An official at the local zoning board informs him that things could move more quickly if he paid an “express fee.”

Terri, a medical device representative, hosts her client, a doctor, in a weekly tennis game every Saturday at her country club.

A supplier bidding on a contract offers Sheila a fee to provide him with the amount of the lowest bid she has received so far.

Contact your manager or a Human Resources or Legal department representative for specific questions regarding details on dealing with state, local or governmental customers or healthcare professionals.

FRAUD

Know How To Identify And Avoid It

Fraud – or the act or intent to cheat, trick, steal, deceive or lie – is both dishonest and, in most cases, criminal. Intentional acts of fraud are subject to strict disciplinary action, including dismissal and possible civil and/or criminal action.

It is important to understand what fraud can entail, so you can recognize it and avoid mistakes. Some examples include:

•	Submitting false expense reports;

•	Forging or altering checks;

•	Misappropriating assets or misusing Company property;

•	Unauthorized handling or reporting of transactions;

•	Inflating sales numbers by shipping inventory known to be defective or nonconforming; and

•	Intentionally making any entry on Company records or financial statements that is not accurate and in accordance with proper accounting standards.

NOTE: For more information on Company records, see page 18.

FRAUD LOOKS LIKE…

Michael’s client takes him out for dinner after he makes a sales presentation at the client’s company. Michael then submits an expense report for the same US $65 dinner.

Yin, a software-training specialist, makes copies of software programs for use on her computer at home and gives copies to all her family and friends.

Kristen, a controller, loans her employees money from the company, charges them interest and deposits their repayments into her personal bank account.

Enrique, a sales representative, charges personal items to his corporate credit card.

These are just some examples of fraud. If you experience or witness other activities that you think may be fraudulent, immediately notify your local Human Resources or Legal department representative, or call the Integrity Hotline at (888) 696-9864.

ANTITRUST AND GLOBAL COMPETITION LAWS

Encouraging Healthy Competition

Mallinckrodt Pharmaceuticals supports vigorous, lawful and ethical competition and complies with all competition or antitrust laws wherever it does business. Employees working in marketing, sales, purchasing or acquisitions need to be especially aware of competition laws and antitrust requirements. This also applies to those who participate in trade associations or industry standard-setting groups.

Competition or antitrust law is designed to ensure that competition remains vigorous and free from collusion. Because antitrust issues are very complex, determining what actions are improper often depends on the structure of the market and a number of other factors.

To avoid even the perception of unlawful conduct, employees should avoid:

•	Discussing prices, costs, production, products and services, bidding practices, other nonpublic business matters, sales territories, distribution channels or customers with a competitor; and

•	Restricting the right of a customer to sell or lease a product or service at or above a certain price, except as otherwise permitted by law.

In addition, the following practices should not be engaged in without prior review by a Legal Department representative:

•	Conditioning or “tying” the sale or lease of a product or service on the sale or lease of another product or service;

•	Conditioning the purchase, sale or lease of a product or service on a reciprocal agreement with a customer or supplier;

•	Entering into an exclusive dealing arrangement with a customer or supplier;

•	Limiting a customer as to the territories in which, or the customers to whom, a product or service can be resold or leased; and

•	Discriminating as to the prices or allowances offered to competing customers.

ANTITRUST AND GLOBAL COMPETITION LAW VIOLATIONS LOOK LIKE…

A Mallinckrodt Pharmaceuticals employee and a competitor agree to offer a US$500 rebate on the purchase of a new system. Afterward, both companies offer such a rebate.

Several pharmaceutical companies confer and agree to set and keep their prices high.

Sales representatives at competing companies talk over drinks and agree to split customers within the territory in order to maintain “turf.” Business now becomes, “Stay off our turf, and we’ll stay off yours.”

A Mallinckrodt Pharmaceuticals employee arranges for another company to submit a bid to a tender with an artificial price to attempt to affect the results of the tender process.

Mallinckrodt Pharmaceuticals’ Legal Department can provide you with specific rules applicable to your business. For details, contact your Legal Department representative.

PROPRIETARY AND CONFIDENTIAL INFORMATION

Protecting the Company’s Knowledge

Mallinckrodt Pharmaceuticals’ business information is very valuable and must be protected. Therefore, you are expected to respect the Company’s proprietary and confidential information by:

•	Maintaining strict confidentiality of information safeguarded to you; and

•	Not sharing that information with anyone – even a coworker – who does not need to know about it.

Some examples of confidential and proprietary information include:

•	Written and oral agreements between the Company and employees, agents, strategic partners and/or other third parties;

•	Intellectual property – such as trademarks, patents and copyrights;

•	Company financial information, including actual results, budget or forecast projections and Annual Incentive Program (AIP) targets;

•	Proprietary software or Company-owned software modifications, templates, worksheets or other programs;

•	Financial and other information about potential acquisitions;

•	Drawings for current or potential new products;

•	Information about new product development;

•	Customer lists and agreements, market share data, supplier agreements and other files;

•	Information that the Company makes an effort to protect and that would harm the

•	Company if competitors learned of it;

•	Mallinckrodt Pharmaceuticals policies and procedures;

•	Information relating to or knowledge of an internal investigation with anyone other than the investigator or the Chief Compliance Officer; and

•	Information relating to any employee’s compensation, employment status, performance, etc.

In addition, information provided to Mallinckrodt Pharmaceuticals in good faith by our customers and suppliers must be treated with the same degree of confidentiality. Some information, such as credit card numbers, requires specific procedures to be followed to ensure confidentiality. If you are uncertain whether the appropriate processes are in place, contact your manager or Legal Department representative.

Ownership of Intellectual Property

Any technical innovations, discoveries, system designs or technical enhancements that an employee designs or conceives while at Mallinckrodt Pharmaceuticals are the sole property of Mallinckrodt Pharmaceuticals. The employee must disclose such discoveries and innovations to Mallinckrodt Pharmaceuticals.

Your obligations to maintain confidentiality extend beyond your tenure at Mallinckrodt Pharmaceuticals. Even after you leave Mallinckrodt Pharmaceuticals, you may not disclose or release confidential information. Similarly, you may not disclose confidential information that you obtained at a previous employer, including, but not limited to, trade secrets.

IMPROPER USE OF PROPRIETARY INFORMATION LOOKS LIKE…

Alison uses a process she learned from her brother-in-law’s work. His company has never publicly revealed the process.

Carrie, an assistant to the engineering manager, copies designs of a new medical instrument and gives them to her friend who applies for a patent under his name.

Dean, an employee of a medical device company, is responsible for gathering data about the company’s customers. He provides this information to his friend’s brother who runs a medical device industry marketing firm.

Should you have any questions, contact your supervisor or your local Human Resources or Legal department representative.

INSIDER INFORMATION AND TRADING MALLINCKRODT PHARMACEUTICALS SECURITIES

Know the Rules to Protect Yourself

US securities law has strict requirements regarding how we use and disclose Company information. In the course of your job here at Mallinckrodt Pharmaceuticals, you may be privy to material, nonpublic information about Mallinckrodt Pharmaceuticals, its customers, suppliers or acquisition targets.

How do you know if information is material and nonpublic?

•	“Material” information is information that a reasonable investor would consider important in deciding whether or not to buy, sell or hold securities; and

•	“Nonpublic” information is information that is not generally available to the public.

What should you avoid?

In order to comply with US securities law and Mallinckrodt Pharmaceuticals’ Insider Trading Policy, you should not:

•	Buy or sell stock or other securities of any company while you are in possession of material, nonpublic information concerning that company.

•

Disclose material, nonpublic information about a company to any other person, including family members, friends or colleagues, where the information may be used by the other person to profit by trading in the company’s securities.

•	Recommend or suggest that anyone else buy, sell or retain the stock or other securities of any company while you have material, nonpublic information about the company.

•	Provide access to material, nonpublic information when it does not meet the strict, need-to-know requirement.

Mallinckrodt Pharmaceuticals’ directors and many senior-level employees have additional requirements relating to trading in Mallinckrodt Pharmaceuticals securities (e.g., being required to obtain approval from Mallinckrodt Pharmaceuticals’ Corporate Secretary before trading in Mallinckrodt Pharmaceuticals securities).

Mallinckrodt Pharmaceuticals’ Insider Trading Policy is designed to help employees avoid illegal securities trades and the inadvertent disclosure of information. Employees should review and be familiar with the policy. Violations of Mallinckrodt Pharmaceuticals’ Insider Trading Policy could result in disciplinary action or dismissal, and violations of US securities law could result in severe criminal and civil consequences.

IMPROPER USE OF INSIDER INFORMATION LOOKS LIKE…

Sharon, a lawyer, learns that her company is in negotiations to purchase a smaller organization with the missing technology her company needs. She purchases convertible bonds in the company to be acquired.

Joseph, an engineer, learns that his company is considering merging with another company to improve global representation. He immediately calls his family and encourages them to purchase additional company stock.

Three days before the public announcement of the quarterly earnings, Lawrence overhears at work that the market will be disappointed with his company’s quarterly results. On his way home from work that evening, he calls his broker to sell all his company stock.

Direct all questions regarding securities trading to Mallinckrodt Pharmaceuticals’ Legal Department.

THE MEDIA AND THE FINANCIAL COMMUNITY

Our Reputation Depends on Our Public Appearance

Communication with the news media is an important part of Mallinckrodt Pharmaceuticals’ communications program. However, as a public Company, Mallinckrodt Pharmaceuticals has certain regulatory and legal obligations regarding how it makes significant events available to the public.

In general, communications with the news media – including financial press and financial analysts – should be directed to your local or business Communications representative. Employees are not authorized to speak with the media without prior approval from Corporate Communications, unless such a prohibition would conflict with applicable law in a particular situation. Examples of typical media requests for information might include:

•	Questions about new products, policies, processes or strategies;

•	Requests for interviews with Company personnel or questions about management changes;

•	Questions related to changes in the Company’s stock price; and

•	Requests for information about a merger, an acquisition or another significant business event.

Internet Postings and Chat Rooms

External personal websites, blogs, social networking sites, wikis and other electronic forums for disclosing information have become prevalent. As always, good judgment and common sense should be exercised and you should remember that postings may be available for others, including other employees, to see online. In order to ensure that such activities do not negatively impact the Company or its employees, the following guidelines must be followed:

•

Employees may not create, maintain or post to external sites using Company computers or equipment or during working time without the express written permission of the Vice President of Corporate Communications;

•	Employees may not create, maintain or post to external sites on behalf of the Company without the express written permission of the Vice President of Corporate Communications;

•

Employees may not disclose confidential, proprietary or trade secret information or otherwise violate Company confidentiality policies; this includes nonpublic information about products, products in development, and other topics covered in the Company’s policies on confidential information;

•	Employees may not use social media to make marketing, advertising, publicity or claim statements about Mallinckrodt Pharmaceuticals’ products, except as authorized by the Company;

•	Employees may not violate other Company policies, such as policies regarding harassment, discrimination, insubordination, professional conduct, defamation, threats, etc.; and

•	Employees may not post photographs or videos of any Mallinckrodt Pharmaceuticals owned property including products, except as authorized by the Company.

Also remember that readers of these sites may not appreciate that they contain the views of specific individuals, not the Company. Accordingly, any discussion of the Company that is not already prohibited by the above guidelines, or disclosure of employment with the Company, should be accompanied by a clear and conspicuous disclaimer that the views expressed do not necessarily reflect the views of Mallinckrodt Pharmaceuticals. In addition, all policies relating to the use of Mallinckrodt Pharmaceuticals branding and logos also apply.

The Company may monitor blogs, social networking and other online sites. Violation of any aspect of this policy concerning blogs and other Internet postings may result in disciplinary action, up to and including termination. If you see a posting of concern, you are encouraged to bring it to the attention of a Communications or Legal department representative.

IMPROPER RESPONSES TO REQUESTS FOR INFORMATION LOOK LIKE…

Vera, the controller’s administrative assistant, receives a phone call from a reporter who asks, “Is it true that you are about to sell off a division?” She replies, “I don’t know, but you’ll know as soon as I know.”

Kim, a marketing manager, gives an interview with her local newspaper and describes her division’s exceptionally strong sales as the reason behind the company’s soaring stock prices.

A trade reporter asks Lee, a process applications engineer, how his group got the idea for the new line of products. Lee describes the exciting new product development process in detail.

EMAIL, THE INTERNET AND THE USE OF COMPANY PROPERTY

Limiting Use to Business Purposes

All communications data and information sent or received using Company property while you are employed at Mallinckrodt Pharmaceuticals are Company property and are not private communications. Mallinckrodt Pharmaceuticals owns and/or controls access to all communication equipment, including computers, software, email, voicemail, conferencing equipment and office supplies. Mallinckrodt Pharmaceuticals reserves the right to monitor all communications, including Internet usage. So, unless protected by applicable law, you should not have an expectation of privacy with regard to the information stored or transmitted on this Company property.

Mallinckrodt Pharmaceuticals’ Company property – its buildings, vehicles, equipment and supplies – is in place to enable employees to perform the business related duties that their positions require. Company property is provided for the purpose of conducting business-related tasks.

Incidental Personal Use

The Company recognizes that, from time to time, you may need to use Company equipment and/or communications for personal use. In general, this is allowed, provided such use:

•	Is limited in duration or extent;

•	Does not adversely affect your attention to or completion of your job responsibilities;

•	Does not result in any significant incremental cost to the Company;

•

Does not contain pornographic or offensive material, discriminatory or harassing language or derogatory references to age, color, disability, ethnicity, marital or family status, national origin, race, religion, sex, sexual orientation, gender identity, veteran status, genetic information or any other characteristic protected by law; and

•

Does not otherwise violate Mallinckrodt Pharmaceuticals policies and The Mallinckrodt Pharmaceuticals Guide to Business Conduct, particularly the policies and sections related to “Conflicts of Interest” and/or disclosure of “Proprietary and Confidential Information.”

Software

In general, the only software that should be loaded on your computer is that which the Company has approved and purchased. In many cases, it is illegal to copy, download or distribute software or other materials or files that are protected by copyright.

“Free-ware” or “share-ware” – electronic programs and files available at no cost from the Internet – are prohibited, unless specifically approved by the Information Services Department, as they can serve as source materials for spreading computer viruses.

IMPROPER USE OF EMAIL, INTERNET AND OTHER COMPANY COMMUNICATIONS LOOKS LIKE…

Jacob receives a joke with sexual overtones from an old college friend on his work email. He passes it along to coworkers.

Upset that the product development project she has been working on was terminated, Natalie goes to a widely used financial bulletin board on the Internet and posts a long message about the proprietary product information she learned while participating in the project.

Carlos’s former company used a proprietary spreadsheet to allocate bonuses among employees. Without permission from his prior company, he uses that spreadsheet to create a similar tool for his new employer.

RECORD-KEEPING AND FINANCIAL CONTROLS

The Information by Which We Are Measured

Accurate, timely financial records provide the core information that is necessary to manage our business. These records also are essential to fulfilling obligations to our shareholders, governments and the general public at large.

In general, all internal and external financial records and information must follow:

•	US Generally Accepted Accounting Principles; and

•	Effective internal controls, including procedures to protect the Company’s assets.

NOTE: Financial information can be made available outside the Company only with proper prior authorization.

Accuracy of Company Records

All business transactions must be properly authorized as well as completely and accurately recorded on the Company’s books. Procedures for doing so must comply with Mallinckrodt Pharmaceuticals’ financial policies and follow Mallinckrodt Pharmaceuticals’ delegation of authority, as well as follow generally accepted accounting practices.

Budget proposals – and other financial evaluations and forecasts – must fairly represent all information relevant to the decision. In addition, no unrecorded cash funds or other asset accounts will be established or maintained for any purpose.

Misapplication or improper use of corporate or customers’ funds or property – or false entry to records by employees or others – must be reported to a Legal Department representative. Any such behavior may result in disciplinary action, up to and including termination.

Communicating Accurate, Timely Information

In all interactions and communications – whether with customers, suppliers, government agencies or others inside or outside the Company – you are expected to be truthful and forthright. This includes:

•	Making accurate statements, not misrepresentations or statements intended to mislead or misinform; and

•	Responding promptly, accurately and with full disclosure to requests from governmental agencies for information or documents.

NOTE: All such requests should be reported immediately to your Mallinckrodt Pharmaceuticals Legal Department representative, who will determine the appropriate response and give the necessary authorization prior to any employee providing documentation to outside parties.

Record-Keeping and Records Management

To help maintain the integrity of your business unit’s record-keeping and reporting systems, you must know your area’s records retention procedures, including how data is stored and retrieved. It is your responsibility to know how to document and transact any entries or records for which you are responsible.

All employees are expected to comply fully and accurately with all audits, including responding in a timely fashion to requests for:

•	Special record-keeping or retention of documents; and

•	Documents or other material from or on behalf of Mallinckrodt Pharmaceuticals’ auditors, Human Resources Department, a Legal Department representative or management.

Saving Documents and Files

Mallinckrodt Pharmaceuticals’ records management policy currently specifies that all documents must be retained for legal and business purposes. Specifically, this means that:

•

No document, including originals, drafts, duplicates, as well as computer files, disk drives, hard disks, floppy disks, CD-ROMs or any other media, may be destroyed, altered or removed from any file or premises where it is stored other than in accordance with Mallinckrodt Pharmaceuticals’ established records management policy; and

•

Communicating false or derogatory information, as well as altering or destroying any document without authorization, is a violation of Company policy and, in many cases, illegal. Employees doing so are subject to strict disciplinary action, including termination, as well as referral to the appropriate authorities.

Error Reconciliation

It is Mallinckrodt Pharmaceuticals’ policy to advise customers and suppliers of any clerical or accounting errors – and to promptly correct such errors through credits, refunds or other mutually acceptable means.

IMPROPER FINANCIAL RECORDS AND POOR CONTROLS LOOK LIKE…

Brandon, an accounting clerk, is asked by his supervisor to charge ordinary operating expenses against a special accounting reserve. When he objects that this is improper and would artificially inflate income numbers, he is told that the annual bonuses of the entire team depend on making income targets. He is also told that if he will not book the income as directed, his supervisor “will find someone else who will.”

Paul, a director in the company, instructs his direct reports to expense equipment purchased for his own use/benefit on their monthly travel and expense reports. He then approves the expense reports.

José’s supervisor has instructed all the accounts payable staff to postpone recognizing the expenses incurred for selected projects to improve the company’s quarterly financial results.

TRADE COMPLIANCE

Importing and Exporting Mallinckrodt Pharmaceuticals Products is a Privilege, not a Right

As a leading global manufacturer and distributor of pharmaceutical products, Mallinckrodt Pharmaceuticals must fully comply with all applicable trade laws and programs. Almost every functional area within Mallinckrodt Pharmaceuticals has a direct or indirect responsibility to contribute to the effectiveness, compliance and safety of the global supply chain.

Mallinckrodt Pharmaceuticals engages in trade in many countries throughout the world. Specific trade rules vary greatly in each country’s jurisdiction, and, therefore, moving goods internationally is complex. The penalties for noncompliance are severe and can include damage to Mallinckrodt Pharmaceuticals’ reputation, fines, restrictions on the Company’s ability to import or export, and even criminal penalties.

Additionally, the ports of entry that Mallinckrodt Pharmaceuticals products are imported through can be high risk areas for public corruption and bribery. Mallinckrodt Pharmaceuticals can only use properly vetted and reputable service providers to assist in the import and export process.

Employee vigilance and commitment to support strong trade controls is essential to ensure conformance with all local trade laws as Mallinckrodt Pharmaceuticals products travel from the manufacturing facility to the customers and patients who use our products.

It is Mallinckrodt Pharmaceuticals’ policy to comply with the trade laws of the United States and all other jurisdictions in which Mallinckrodt Pharmaceuticals operates. Key principles of Mallinckrodt Pharmaceuticals’ policy and practices related to compliance with trade controls include:

•	Declaring accurate and timely information to the customs authorities, including declaring values that approximate the fair market and accurate description of the items imported;

•	Maintaining the appropriate documentation required for cross-border transactions;

•	Conducting export screening to ensure compliance with export laws, including US sanctions against Iran, Cuba, North Korea, Syria and Sudan;

•	Obtaining proper export authorization from the government when required;

•	Communicating and enforcing Mallinckrodt Pharmaceuticals’ Global Foreign Corrupt Practices Act and Anti-Bribery Policy and other anti-bribery guidelines to our employees and customs agents; and

•	Monitoring and reporting boycott activity.

Questions related to Mallinckrodt Pharmaceuticals’ Trade Compliance Program may be directed to Mallinckrodt Pharmaceutical’s Legal Department.

IMPROPER TRADE CONTROLS LOOK LIKE…

Jessie is asked by her local customs entry agent to provide a value and a description for some critical samples being imported in for a trade show. Being short on time already, Jessie decides to report a nominal value that is well under the fair market value of the goods and reports the goods under a description that does not have any customs duty as she was running out of budget.

Scout, a United States citizen, is asked by a distributor for technical information concerning a Mallinckrodt Pharmaceuticals product that was sold to a customer in Iran. In order to service the customer, Scout sends the requested information without conducting any export screening.

THE INTEGRITY HOTLINE

The Integrity Hotline

The Integrity Hotline is a simple way to express your concerns regarding any potential unethical situation at Mallinckrodt Pharmaceuticals. The toll-free Integrity Hotline is available seven days a week, 24 hours a day. When calling the Integrity Hotline, you may either disclose your identity or remain anonymous throughout the reporting process. No call-tracing or recording devices are ever used by the Integrity Hotline. If you do choose to give your name, your call will be handled confidentially, and only those with a need to know will be informed. The Integrity Hotline is staffed with operators who are employed by the Hotline company; they are not Mallinckrodt Pharmaceuticals employees. Translators are available to allow employees to report in their native language.

How the Integrity Hotline Works

When you call, an operator will ask a series of questions to better understand the nature of your concern. At the end of your call, the operator will give you a report number, Personal Identification Number (PIN) and a call-back date, after which you may follow-up on your report, referencing the report number and PIN. The operator will prepare a report and forward it to the Mallinckrodt Pharmaceuticals Chief Compliance Officer for review and, if necessary, investigation. If additional information is needed to resolve your concern, the operator will ask for it when you call back.

Using the Integrity Hotline on the Internet works similarly, but employees will be asked to type in the information, rather than be interviewed. The Integrity Hotline on the Internet only supports the English language and employs no technology to trace Web users.

Please remember that the Integrity Hotline is not a substitute for meaningful communication between you and your supervisor. If you have questions or concerns regarding normal operating procedures or suggestions for making your workplace more comfortable or efficient, please bring them directly to your supervisor.

The Integrity Hotline

•	Toll-free in the United States, US Territories and Canada: (888) 696-9864

•	Outside the United States, US Territories and Canada: see Outside the US Calling Instructions, below

•	On the Web at http://mallinckrodt.alertline.com. (non-EU countries / supports English only)

•	On the Web at http://mallinckrodtEU.alertline.com. (EU countries / supports multiple languages)

Outside the US Calling Instructions

The Integrity Hotline number you will be calling is an International toll-free service line or provisioned for toll-free international calling through AT&T’s Direct Access Service.

Step 1: Place your call from a “land line” (not a mobile phone) that allows international calls. Obtain an open line and dial tone for placing a local call.

Step 2: Dial the toll-free Integrity Hotline number (888)696-9864. Do not dial any prefixes, access codes or other digits. If your country has a DA Country Code you must first dial the AT&T Direct Access Number. You will hear a tone and a recorded voice saying, “AT&T.” After you hear this tone, dial your company’s 10-digit Hotline number. Do not dial any prefixes or other digits. (In some countries or with some phone systems, an AT&T operator may answer instead of a recorded voice. The caller should provide the Integrity Hotline number to the operator verbally, or dial it into the phone.)

NOTE: AT&T Direct access codes are subject to change – up to date information can be found at AT&T’s website: http://www.business.att.com/bt/access.jsp

Step 3: You will be connected with Mallinckrodt Pharmaceuticals’ third-party Hotline vendor, Global Compliance. You may hear a recorded greeting prompting you to select the language you would like to speak. Then you will hear a recorded explanation of the purpose of the line.

Step 4: If you choose a language other than English, Global Compliance will conference in an interpreter to assist with your call. Please be patient, as the process of obtaining an interpreter can take several minutes. You will hear music while you are waiting.

Step 5: A Global Compliance Communication Specialist will answer your call and introduce himself or herself. If an interpreter is on the call, the interpreter will greet you in your language and will explain that he or she is present to assist the Communication Specialist in gathering your information.

*EU Program

European Union

For individuals in the European Union, please note that Mallinckrodt Pharmaceuticals’ Integrity Hotline phone and web services only allow you to report certain issues, depending on local law (generally, financial, accounting and auditing matters). Should you wish to report other matters, please contact your local management, Human Resources or Legal Department.

RETALIATION-FREE WORKPLACE

Mallinckrodt Pharmaceuticals’ non-retaliation policy protects employees from any revenge or retaliation as a result of reporting violations. If you believe you have experienced retaliation as a result of raising a concern, participating in an investigation, or other protected activity, you should contact your Human Resources department, a Legal Department representative, or the Integrity Hotline.

MY COMMITMENT STATEMENT

I hereby acknowledge that I have read and understand the information set forth in The Mallinckrodt Pharmaceuticals Guide to Business Conduct. I will comply with these principles in all my daily work activities.

(Please print clearly):

Date

Name (print)

City State / Province

Zip / Postal Code Country

Signature

Mallinckrodt Pharmaceuticals GBC V-1

Mallinckrodt Pharmaceuticals plc

Plant, Damastown

Dublin, Ireland

www.Mallinckrodt.com

Mallinckrodt, the “M” brand mark, and the Mallinckrodt Pharmaceuticals logo are trademarks of a Mallinckrodt company. © 2013 Mallinckrodt.

Mallinckrodt Pharmaceuticals GBC V-1

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